UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

CENTERSTATE BANKS OF FLORIDA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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CENTERSTATE BANKS OF FLORIDA, INC.

March 25, 2008

TO THE SHAREHOLDERS OF

CENTERSTATE BANKS OF FLORIDA, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of CenterState Banks of Florida, Inc. which will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Tuesday, April 29, 2008 beginning at 10:00 a.m.

At the Annual Meeting you will be asked to consider and vote upon the reelection of the directors to serve until the next Annual Meeting of Shareholders. Shareholders also will consider and vote upon such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

We hope you can attend the meeting and vote your shares in person. In any case, we would appreciate your completing the enclosed proxy and returning it to us. This action will ensure that your preferences will be expressed on the matters that are being considered. If you are able to attend the meeting, you may vote your shares in person.

We want to thank you for your support during the past year. If you have any questions about the Proxy Statement, please do not hesitate to call us.

Sincerely,

Ernest S. Pinner
Chairman, President and Chief Executive Officer

CENTERSTATE BANKS OF FLORIDA, INC.

1101 FIRST STREET SOUTH, SUITE 202

WINTER HAVEN, FL 33880

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 29, 2008

Notice is hereby given that the Annual Meeting of Shareholders of CenterState Banks of Florida, Inc. (“CenterState”) will be held at Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Tuesday, April 29, 2008 beginning at 10:00 a.m. (“Annual Meeting”), for the following purposes:

1. Elect Directors. To elect directors to serve until the Annual Meeting of Shareholders in 2009.

2. Other Business. To transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on February 29, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. All shareholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign and return the enclosed proxy to CenterState in the accompanying envelope. The proxy may be revoked by the person executing the proxy at any time before it is exercised by filing with the Secretary of CenterState an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Ernest S. Pinner
March 25, 2008	Chairman, President and Chief Executive Officer

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

CENTERSTATE BANKS OF FLORIDA, INC.

TO BE HELD ON

APRIL 29, 2008

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of CenterState Banks of Florida, Inc. (“we,” “our,” “us,” “CenterState,” or “CenterState Holding Company”) in connection with the solicitation of proxies by the Board of Directors of CenterState from holders of our outstanding shares of the $.01 par value common stock (“CenterState common stock”) for use at the Annual Meeting of Shareholders of CenterState to be held on Tuesday, April 29, 2008, and at any adjournment or postponement thereof (“Annual Meeting”). The Annual Meeting is being held to elect directors to serve until the Annual Meeting of Shareholders in 2009 and transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof. Our Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. This Proxy Statement is dated March 25, 2008, and it and the accompanying notice and form of proxy are first being mailed to our shareholders on or about March 25, 2008.

Our principal executive office is located at 1101 First Street South, Suite 202, Winter Haven, Florida 33880. Our telephone number at such office is (863) 293-2600.

Record Date, Solicitation and Revocability of Proxies

Our Board of Directors has fixed the close of business on February 29, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of CenterState common stock at the close of business on such date will be entitled to vote at the Annual Meeting. At the close of business on such date, there were 12,444,407 shares of CenterState common stock outstanding and entitled to vote held by approximately 1,054 registered shareholders of record, as reported by our transfer agent, Continental Stock Transfer & Trust Company. Holders of CenterState common stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of CenterState common stock held of record at the close of business on February 29, 2008. The affirmative vote of the holders of a plurality of shares of CenterState common stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of directors.

Shares of CenterState common stock represented by a properly executed proxy, if such proxy is received prior to the vote at the Annual Meeting and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF CENTERSTATE COMMON STOCK WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF CENTERSTATE OF THE NOMINEES LISTED BELOW, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Secretary, (ii) properly submitting to our Secretary a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: CenterState Banks of Florida, Inc., 1101 First Street South, Suite 202, Winter Haven, Florida 33880, Attention: Ernest S. Pinner, Chairman, President and Chief Executive Officer.

A copy of our 2007 Annual Report to Shareholders, including financial statements as of and for the years ended December 31, 2007 and 2006, accompanies this Proxy Statement.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Annual Meeting is being held to elect directors to serve a one- year term of office. Each of our directors serves for a term expiring at the next Annual Meeting of Shareholders, and until his successor is duly elected and qualified. Accordingly, the terms of each member of the Board expire at the Annual Meeting and, therefore, such individuals are standing for reelection to a one-year term expiring at the Annual Meeting of Shareholders in 2009.

All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted for the election of the nominees listed below. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select.

Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF THE NOMINEES LISTED BELOW.

The following tables set forth the name and age of each nominee or director continuing in office, a description of his or her position and offices with CenterState other than as a director, if any, and a brief description of his or her principal occupation and business experience during at least the last five years. Each of the following individuals, except G. Tierso Nunez II and Frank M. Foster, Jr., is also serving as a director of either CenterState Bank Central Florida, N.A., CenterState Bank N.A., CenterState Bank of Florida, N.A., or Valrico State Bank, which are wholly-owned subsidiaries of CenterState. For information concerning compensation of directors, membership on committees of the Board of Directors, number of meetings held and director attendance history, see “DIRECTOR COMPENSATION.”

Nominee, Year First Elected a Director and Age	Information About Nominee
James H. Bingham, 1999 59	President of Concire Centers, Inc., a Commercial real estate company.

G. Robert Blanchard, Jr., 2005 44	Chairman and President of WRB Enterprises, Inc., a diversified holding company. Director of The Bank of Tampa.

Terry W. Donley, 1999 60	President of Donley Citrus, Inc. (citrus harvesting and production).

Frank M. Foster, Jr., 2006 65	Retired executive, past CEO and Chairman of a publicly traded corporation, Diagonal Data Corp (1982-1991). Past Chairman of Openware Technologies and past director of Rehab Management Systems. Also past member of the Advisory Board of First Union National Bank.

Bryan W. Judge, 1999 80	Self-employed, farming (1994-present); Chief Executive Officer of Judge Farms (1965-1994).

Nominee, Year First Elected a Director and Age	Information About Nominee
Samuel L. Lupfer, IV, 1999-2003; 2005 52	Insurance Executive, Divisional President of Bouchard Insurance (2003 to present). President and majority owner of Lupfer-Frakes Insurance (1991-2003).

Lawrence W. Maxwell, 2002 63	Chairman, Century Realty Funds, Inc., a residential and commercial real estate company.

Rulon D. Munns, 2006 58	Partner, Bogin, Munns & Munns, Law firm; Owner of various small businesses and real estate investment companies.

George Tierso Nunez II, 2004 54	President, GT Nunez & Associates, P.A. (certified public accounting firm) (1992 to present).

Thomas E. Oakley, 2002 65	President, Oakley Groves, Inc. (citrus business) (1961 to present). Past director of Alico, Inc., a public company (agricultural and land management business) (1992-2005).

Ernest S. Pinner, 2002 60	Chairman of CenterState Bank Central Florida, and CenterState Bank N.A. (2002 to present); Chairman of Board (2004 to present), Chief Executive Officer and President (2002 to present) and Executive Vice President (2000 to 2001) of CenterState Banks Holding Company; President and Chief Executive Officer of CenterState Bank of Florida N.A. (2000 to 2003); Chairman of CenterState Bank Mid Florida (2004 to 2007); Area President and Senior Vice President of First Union National Bank (1986 to 1999).

J. Thomas Rocker, 1999 66	Retired executive and investor (2001 to present) CEO and owner of Arctic Services, Inc. (1970-2001); Church Business Administrator Volunteer (2002-2004).

Gail Gregg-Strimenos, 2006 60	Interior designer 1985 to present; President & CEO Family Dynamics 2003 to present; 1st Impression Design, LLC.

Director Independence

The Board of Directors has determined that a majority of our directors are independent. In determining director independence, the Board considers all relevant facts and circumstances, including the rules of the National Association of Securities Dealers (“NASD”). The Board considers the issue not only from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. The Board of Directors has determined that the following eleven of our thirteen directors are independent under NASD guidelines: Messrs. Bingham, Donley, Foster, Gregg-Strimenos, Judge, Munns, Nunez, Oakley, Rocker, Blanchard and Lupfer. Although Messrs. Blanchard, Lupfer and Munns are independent pursuant to the NASD guidelines, they are not considered independent pursuant to the Sarbanes-Oxley Act of 2002, and as such are not permitted to be an audit committee member (see, “CERTAIN RELATED TRANSACTIONS” included in this proxy statement). As a member of management, Mr. Pinner is not considered independent. The other non-management director, who is not considered independent because of his prior or current business relationships with CenterState, is Mr. Maxwell, who continues to participate in the Board’s activities and provide valuable insights and advice.

Information about the Board of Directors and Its Committees

Our Board of Directors held nine meetings during the year ended December 31, 2007, of which five were by telephone. See “DIRECTOR COMPENSATION” for a history of attendance by each director. Our Board of Directors presently has five committees. Certain information regarding the functions of these standing committees, their membership, and the number of meetings held during 2007 follows:

The Loan Committee is responsible for reviewing and approving credit requests in excess of certain limits established for the respective Boards of Directors of our subsidiary Banks. The current members of this committee consist of Messrs. Bingham, Donley, Judge, Maxwell, Munns, Lupfer and Pinner. The committee held three meetings during 2007.

The Strategic Planning Committee is responsible for guiding the strategic direction of CenterState. This was a new committee created in 2006. The current members of this committee consist of Messrs. Blanchard, Donley, Foster, Maxwell and Pinner. The committee held no meetings during 2007.

For information regarding our Nominating Committee, see “DIRECTOR COMPENSATION” and “NOMINATING COMMITTEE.”

For information regarding our Audit Committee, see “DIRECTOR COMPENSATION” and “AUDIT COMMITTEE REPORT.”

For information regarding our Compensation Committee, see “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis,” “DIRECTOR COMPENSATION” and “COMPENSATION COMMITTEE REPORT.”

We do not have a policy that requires directors to attend the Annual Meeting. All members of the Board attended last year’s Annual Meeting.

Executive Officers

The following lists our named executives, all positions held by them in CenterState, including the period each such position has been held, a brief account of their business experience during the past five years and certain other information including their ages. Executive officers are appointed annually at the organizational meeting of the Board of Directors, which follows our annual meeting of shareholders, to serve until a successor has been duly elected and qualified or until his death, resignation, or removal from office. Information concerning directorships, committee assignments, minor positions and peripheral business interests has not been included.

Named Executive Officers	Information about our Named Executive Officers
Ernest S. Pinner, 60	Chairman of CenterState Bank Central Florida, N.A. and CenterState Bank, N.A. (2002 to present); Chairman of Board (2004 to present), Chief Executive Officer and President (2002 to present) and Executive Vice President (2000 to 2001) of CenterState Holding Company; President and Chief Executive Officer of CenterState Bank of Florida, N.A. (2000 to 2003); Chairman of CenterState Bank Mid Florida (2004 to 2007); Area President and Senior Vice President of First Union National Bank (1986 to 1999).

James J. Antal, 56	Senior Vice President, Chief Financial Officer and Corporate Secretary of CenterState Holding Company (November 1999 to present); self-employed certified public accountant (November 1998 to November 1999); Senior Vice President, Chief Financial Officer and Treasurer of Trumbull Savings and Loan Company (August 1992 to November 1998); Senior Vice President and Chief Financial Officer of Metropolitan Savings Bank of Cleveland (1984-1992).

Named Executive Officers	Information about our Named Executive Officers

John C. Corbett, 39	Executive Vice President of CenterState Holding Company (2007 to present); President, Chief Executive Officer and Director of CenterState Bank of Florida, N.A. (2003 to present); Executive Vice President and Chief Credit Officer of CenterState Bank of Florida, N.A. (2000 to 2003); Vice President and Commercial Banking Officer of First Union National Bank (1990 to 1999).

Timothy A. Pierson, 48	President, Chief Executive Officer and Director of CenterState Bank, N.A. (March 2007 to present); President, Chief Executive Officer and Director of CenterState Bank Mid Florida (July 2003 to November 2007); Executive Vice President of CenterState Bank West Florida (October 1992 to July 2003).

Thomas E. White, 53	President, Chief Executive Officer and Director of CenterState Bank Central Florida, N.A. (1989 to present).

Management and Principal Stock Ownership

The following sets forth, as of February 29, 2008, the stock ownership of each of our directors, our named executive officers, and all directors and executive officers as a group. To our knowledge, the only shareholders who owned more than 5% of the outstanding shares of CenterState common stock on February 29, 2008 were Director Lawrence W. Maxwell (10.7%) and Wellington Management Co., LLP (7.4%), 75 State Street, Boston, MA 02109.

Directors	Amount and Nature of Beneficial Ownership(a)	Percentage of CenterState Common Stock(a)
James H. Bingham	143,078 shares(c)	1.15%

G. Robert Blanchard, Jr.	324,322 shares(d)	2.60%

Terry W. Donley	68,028 shares(e)	0.55%

Frank M. Foster, Jr.	35,582 shares(f)	0.29%

Bryan W. Judge	137,278 shares(g)	1.10%

Samuel L. Lupfer, IV	81,608 shares(h)	0.66%

Lawrence W. Maxwell	1,334,684 shares(i)	10.73%

Rulon D. Munns	5,548 shares(j)	0.04%

George Tierso Nunez II		-0-

Thomas E. Oakley	177,131 shares(k)	1.42%

Ernest S. Pinner	289,692 shares(l)	2.28%

J. Thomas Rocker	58,718 shares(m)	0.47%

Gail Gregg-Strimenos	115,160 shares(n)	0.92%

Named Executives
Ernest S. Pinner	289,692 shares(l)	2.28%

James J. Antal	56,914 shares(o)	0.46%

John C. Corbett	51,056 shares(p)	0.41%

Timothy A. Pierson	47,860 shares(q)	0.38%

Thomas E. White	104,889 shares(r)	0.84%

All Directors & Executive Officers as a group (19 individuals)		3,204,545 24.73%

Other 5% owners
Wellington Management Co., LLP(b)		925,342 7.44%

(a)	Information relating to beneficial ownership of CenterState common stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, nominees and directors continuing in office are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as otherwise indicated, directors possessed sole voting and investment power as to all shares of CenterState common stock set forth opposite their names.

(b)	Information is as of December 31, 2007 as reported by Wellington Management Co., LLP on its SEC Form 13F filing. Wellington Management Co., LLP is located at 75 State Street, Boston, MA 02109.

(c)	James H. Bingham. The nature of his beneficial ownership is as follows: 56,934 shares are held by a trust he controls, 3,368 shares are owned jointly with his spouse, 484 shares are owned by his spouse, 3,222 shares are owned by a company he controls, 368 shares are owned by a dependent child and 78,702 shares are owned individually, including those held in his retirement account. (51,153 shares are pledged as security.)

(d)	G. Robert Blanchard, Jr. The nature of his beneficial ownership is as follows: 1,880 shares are owned individually, 309,034 shares are owned by a corporation he controls and presently exercisable options for 13,408 shares. (237,350 shares are pledged as security.)

(e)	Terry W. Donley. The nature of his beneficial ownership is as follows: 54,620 shares are held by a dependent child and presently exercisable options for 13,408 shares. (No shares are pledged as security.)

(f)	Frank M. Foster, Jr. The nature of his beneficial ownership is as follows: 15,076 shares are held by a trust he controls, 3,800 shares are owned individually, 10,002 shares are owned by his IRA account, and presently exercisable options for 6,704 shares. (No shares are pledged as security.)

(g)	Bryan W. Judge. The nature of his beneficial ownership is as follows: 960 shares are owned individually, 93,948 shares are owned jointly with his spouse and 42,370 are owned by a trust he controls. (31,028 shares are pledged as security.)

(h)	Samuel L. Lupfer, IV. The nature of his beneficial ownership is as follows: 58,316 shares are owned by a Trust he controls, 5,892 shares are owned jointly with spouse, 400 shares are owned by a dependent child and 17,000 shares are owned individually. (No shares are pledged as security.)

(i)	Lawrence W. Maxwell. The nature of his beneficial ownership is as follows: 13,408 shares owned individually and 1,321,276 shares are owned jointly with spouse. (823,188 shares are pledged as security.)

(j)	Rulon D. Munns. The nature of his beneficial ownership is as follows: 5,548 shares are owned jointly with spouse. (No shares are pledged as security.)

(k)	Thomas E. Oakley. The nature of his beneficial ownership is as follows: 153,266 shares are owned by a trust he controls, 690 shares are owned by a dependent child, 900 shares are owned by his spouse, 8,867 shares are owned individually, and presently exercisable options for 13,408 shares. (153,266 shares are pledged as security.)

(l)	Ernest S. Pinner. The nature of his beneficial ownership is as follows: 15,512 shares are owned individually and presently exercisable options for 274,180 shares. (No shares are pledged as security.)

(m)	J. Thomas Rocker. The nature of his beneficial ownership is as follows: 31,742 shares are owned individually including those held in his IRA account, 8,100 shares are owned jointly with his spouse and 18,876 shares are owned by his spouse. (No shares are pledged as security.)

(n)	Gail Gregg-Strimenos. The nature of her beneficial ownership is as follows: 2,218 shares are owned individually, 19,972 shares are owned jointly with her spouse, 69,350 shares are owned by two companies she controls, and presently exercisable options for 23,620 shares. (No shares are pledged as security.)

(o)	James J. Antal. The nature of his beneficial ownership is as follows: 5,260 shares are owned jointly with his spouse, 1,654 shares are owned by his IRA and presently exercisable options for 50,000 shares. (No shares are pledged as security.)

(p)	John C. Corbett. The nature of his beneficial ownership is as follows: 4,000 shares are owned individually, 5,000 shares are owned by his IRA account and presently exercisable options for 42,056 shares. (No shares are pledged as security.)

(q)	Timothy A. Pierson. The nature of his beneficial ownership is as follows: 11,262 shares are owned by a trust he controls, 1,386 shares are owned by his IRA account and presently exercisable options for 35,212 shares. (No shares are pledged as security.)

(q)	Thomas E. White. The nature of his beneficial ownership is as follows: 55,455 shares are owned individually, 29,434 shares are owned by a corporation he controls and presently exercisable options for 20,000 shares. (38,000 shares are pledged as security.)

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction and Corporate Governance

During 2007, the Compensation Committee (the “Committee”) of our Board of Directors was composed of five members, each of whom is an independent director under the rules of the National Association of Securities Dealers. The current members are Messrs. Donley (Chairman), Judge, Oakley and Rocker and Ms. Gregg-Strimenos. These are the same independent director members who served on this committee in 2006 as well, except for Ms. Gregg-Strimenos who was appointed to the committee effective April 24, 2007. Each year, at the first board of directors’ meeting following the annual shareholders’ meeting, which generally occurs on the last Tuesday in April, the board appoints committee members, including Compensation Committee members, to serve on the appointed committee for a period of one year (i.e. until the first board meeting following next year’s annual shareholders’ meeting). The Chairman of the Board, who is also the President and Chief Executive Officer, generally attends the Committee meetings and helps facilitate the process. However, he does not have a vote and is not present when the Committee meets to discuss his compensation and performance.

The Committee adopted a revised and updated Charter (“Compensation Committee Charter”) on April 24, 2006, which was approved by the Company’s Board of directors on the same date. A copy of the Compensation Committee Charter is included on the Company’s website at www.csflbanks.com. The Charter describes the Committee’s purpose, membership requirements, authority and responsibilities. The Committee meets as often as necessary to carry out its responsibilities. Meetings can be called by any member of the Committee. During 2007, the Committee held two meetings in person and three by telephone. The Committee’s authority and responsibilities, as described in the Charter, are as follows:

The Committee has the sole authority to retain and terminate any legal counsel or compensation or other consultant used to assist in the evaluation of director or executive compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors and the sole authority to approve the payment of the advisor’s fees and other retention items. All fees and other retention items for compensation consultants, internal or external legal, accounting or other advisors shall be paid by the Company.

Chairman and/or the Chief Executive Officer. The Committee sets corporate goals and objectives relevant to the Chairman’s and/or the Chief Executive Officer’s compensation. In determining the long-term incentive component of the Chairman and/or the Chief Executive Officer compensation, the Committee considers the Company’s performance and relative stockholder return, the value of similar incentive awards to chairmen and/or the chief executive officers at comparable companies, and the awards given to the Company’s Chairman and/or the Chief Executive Officer in past years. The Committee annually reviews and evaluates the Chairman’s and/or the Chief Executive Officer’s performance in light of those goals and objectives. The Committee has the sole authority to approve, amend or terminate these goals and objectives for the Chairman and/or the Chief Executive Officer of the Company and to determine all compensation levels based on this evaluation, including the following: (a) annual base salary level, (b) annual incentive opportunity level, (c) long-term incentive opportunity level, (d) employment agreements or severance arrangements, and (e) special or supplemental benefits, if any. Following each action by the Committee, the Committee makes a report to the full Board at the next regularly scheduled meeting of the full board.

Ratification Required by the Board. The following are presented as a recommendation to the full Board and subject to approval by the full Board: (i) any action, including, but not limited to, the adoption or amendment of any non-qualified equity compensation plan, that is required by law or regulation to be submitted to the stockholders of the Company for approval, and (ii) any approval, amendment or termination of change in control agreements/provisions related to the directors or officers of the Company. In the event the recommendation of the Committee is not approved by the Board, the recommended action must be returned to the Committee for further consideration. Any future Committee recommendation regarding such item must, again, be presented to the Board for its approval. For the purpose of the Charter, a “non-qualified equity compensation plan” means any plan that does not meet the requirements of Section 401(a) or 423 of the Internal Revenue Code of 1986, as amended or the definition of an “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Security Act.

Proxy Statement. The Committee produces a report on executive compensation and a compensation discussion and analysis (“CD&A”) for inclusion in the Company’s proxy statement. The Committee recommends to the full board that the CD&A be included in the proxy statement or discloses to the full board the reasons that it cannot make such a recommendation.

Competitive Compensation Position. The Committee annually reviews market data to assess the Company’s competitive position for each component of executive compensation (especially base salary, annual incentives, long-term incentives, and supplemental executive benefit programs) by reviewing market data for appropriate peer companies.

Executive Session. The Committee determines which officers of the Company or other visitors to invite to the Committee’s meetings. In the sole discretion of the Committee, the Committee may meet in executive session at any time.

Report to the Board. Following each action by the Committee, the Committee makes a report to the full Board at the next regularly scheduled meeting of the full Board.

Charter Review. The Committee reviews and reassesses the adequacy of its Charter annually and recommends any proposed changes to the Board for approval.

Delegation/Written Consent. The Committee may form and delegate authority to subcommittees when it determines that such action is appropriate under the circumstances; and the Committee may take action in the absence of a meeting by unanimous written consent of all members. The Committee may not delegate its duties except to a subcommittee of its members.

Additional Activities. The Committee performs any other activities consistent with its Charter, the Company’s By-laws and applicable law, as the Committee deems appropriate to carry out its assigned duties or as requested by the Board.

Our CEO works closely with the Compensation Committee in establishing executive compensation and overall bonus and incentive payments. The CEO evaluates the performance of the senior executives, and, based on these performance evaluations, market compensation surveys, and other data, he will then make recommendations to the Compensation Committee and share with them the basis for his recommendations. The Committee, at their discretion, may accept, approve, reject or modify the CEO’s recommendation. The CEO will also present bonus and profit sharing payment recommendations in the aggregate by business unit (i.e. for each of our four subsidiary Banks, their wholly owned subsidiary, C.S. Processing, and the CenterState Holding Company employees) and seek the Committee’s approval. The Committee will evaluate the CEO’s performance and determine his compensation without the CEO present.

The Compensation Committee held two meetings in person and three by telephone during 2007. The focus of these meetings was on annual compensation adjustments and approvals of profit sharing and cash based incentive payments. Occasionally, activities delegated to the Compensation Committee by the Board of Directors are resolved directly by the Board of Directors at its meeting for the sake of convenience and efficiency. For example, the Compensation Committee has been delegated the responsibility for granting stock option awards. From time to time these grants are authorized directly by the Board of Directors.

In general, our Board of Directors has established the Compensation Committee to, among other duties: (1) approve aggregate bonus and profit sharing payments for each major business unit of our Company; (2) review and approve the compensation of our CFO, COO and subsidiary bank Presidents based on recommendations of our CEO; and, (3) evaluate the performance and determine the compensation of our CEO.

The focus of this Compensation Discussion and Analysis is our CEO, CFO and the next three highest compensated executives (collectively, the “named executives”). The objectives and goals of our compensation programs are to attract, employ, retain and reward executives capable of leading us in achieving our business objectives by rewarding past performance and seeking to align their long term interest with those of our shareholders.

Use of Compensation Consultants

We engaged a compensation consulting firm during 2004, 2007 and 2008. In 2004, the firm was engaged to advise the Committee with regard to individual executive compensation packages, specifically with regard to our CEO and CFO. The firm’s assignment was to review the compensation of our CEO and CFO and compare it to those of similar financial institutions. In 2007, this firm was again engaged. Their 2007 assignment was to gather data from comparable financial institutions through custom surveys, follow-up telephone conversations, and data available publicly, with the focus on total incentive compensation, in particular bonus and profit sharing payments in the aggregate. Our bonus / profit sharing / incentive compensation payments extend deep throughout our organization from the CEO to our tellers. Total bonus and profit sharing earned (expensed) in 2006 and paid in 2007 for our combined five named executives was approximately 16% of total bonus and incentive compensation expense for the entire Company. Our goal, in this process, was to compare our total incentive/profit sharing payments to those of other similar financial institutions and determine how we rank. In 2008, we revised our bonus and incentive compensation guidelines again. And again, we engaged the same compensation consulting firm to review our plans and give us their feedback. From time to time we monitor our compensation packages relative to our competitors. This allows us to make adjustments, if necessary, and enables us to compete effectively in the market place such that we can continue to recruit, motivate and retain quality people throughout our organization.

Objectives and Elements of our Compensation Programs

Our Compensation Committee believes that compensation of executive officers and others should be a result of the Company’s operating performance and should be designed to aid the Company in attracting and retaining high-performing executives. The objectives of our compensation program guidelines are to establish incentives for certain executives and others to achieve and maintain short-term and long-term operating performance goals for the Company, and to provide compensation that recognizes individual contributions as well as overall business results. We believe incentive compensation should be correlated to shareholder value. We further understand that our executives and their teams cannot directly control the stock market, our stock price or the market economy in general. However, they can affect earnings, which affects shareholder value, and, they can affect growth, which affects future earnings, which affects shareholder value, all tempered by the constraints and limitations inherent in the macro economic environment which we operate in at any given time. Our incentive compensation guidelines are designed such that there is a degree of directional consistency between earnings and growth versus incentive compensation payments. The named executive officers’ compensation is comprised of six elements: base salary, profit sharing, cash based short-term annual incentives, long term stock incentives, change in control agreements and split dollar agreements.

We have not engaged in any benchmarking of total compensation, or any material element of compensation. However, we do consult compensation surveys and executive compensation of similar financial institutions as a reference when setting base salary and other elements of compensation.

The focus of our executive compensation policy is to correlate changes in total compensation with changes in the value created for our shareholders, while at the same time continually monitoring market place compensation ranges and make appropriate adjustments. These adjustments are intended to assure ourselves that our executive compensation packages are competitive, such that we protect ourselves from our competitors taking our best talent and making ourselves sufficiently attractive to recruit the necessary additional executive talent we need to continue growing.

Compensation Program Design

Our compensation programs for the named executives include base salary, profit sharing, cash based short-term annual incentives, long-term incentive stock options, change in control agreements and split dollar agreements.

Base Salary. We strive to pay competitive base salaries to attract and retain our executives. We primarily use industry surveys as our guide to determine various salary ranges.

Profit Sharing. Profit sharing generally is a discretionary annual contribution payment to the employee’s 401(K) plan, which is in addition to the normal 401(K) employer match. Profit sharing payments can range from 0% to 10% of qualifying compensation for all employees in that particular business unit. The amount is determined by formulas that are correlated to earnings for the particular business unit. As described earlier, the Company’s incentive compensation plans are guidelines. Once the incentive amounts are calculated based on the formula guidelines, they are required to be approved by the Compensation Committee before any payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines.

For 2007, Messrs. Pinner, Antal and White received a discretionary profit sharing payment of 3%, 3% and 4%, respectively, as well as all of their employees in their particular business unit, which was deposited into their respective 401(K) plan accounts during the first quarter of 2008. Messrs. Corbett and Pierson, as well as the employees in their particular business unit, did not receive any payments pursuant to this program. The Compensation Committee permitted Messrs. Corbett and Pierson to elect out of this program in lieu of a modified cash based short-term annual incentive payment for themselves and all of the employees in their particular business unit.

For 2006, Messrs. Pinner, Antal and White received a discretionary profit sharing payment of 6%, 6% and 8%, respectively, as well as all of their employees in their particular business unit, which was deposited into their respective 401(K) plan accounts during the first quarter of 2007. Messrs. Corbett and Pierson, as well as the employees in their particular business unit, did not receive any payments pursuant to this program. The Compensation Committee permitted Messrs. Corbett and Pierson to elect out of this program in lieu of a modified cash based short-term annual incentive payment for themselves and all of the employees in their particular business unit.

In 2008, Messrs. Pinner and Antal, along with all employees in the corporate business unit, could receive a profit sharing payment in their 401(K) plan between 0% and 10% of their qualifying compensation depending on consolidated return on average assets (“ROA”) for the plan year. The table below is the guideline for this program. The Compensation Committee, at its discretion, can approve, reject or modify any payment calculated by the use of this table.

Consolidated ROA	% of qualifying compensation to be contributed to 401(K) Plan
0.19% or less	0.0%
0.20%	2.0%
0.30%	2.5%
0.40%	3.0%
0.50%	3.5%
0.60%	4.0%
0.70%	4.5%
0.80%	5.0%
0.90%	6.0%
1.00%	7.0%
1.10%	8.0%
1.20%	9.0%
1.30% or higher	10.0%

In 2008, Messrs. Corbett, Pierson and White (subsidiary Bank Presidents), along with all of their employees in their particular business unit (subsidiary banks), could receive a profit sharing payment in their 401(K) plan between 0% and 10% of their qualifying compensation depending on their subsidiary Bank’s modified return on average assets (“ROA”) as described in the Company’s incentive bonus and profit sharing guidelines, before allocation of Parent Company expenses, for the plan year. The primary modification allows for adjustments for certain purchase accounting items required by generally accepted accounting principles (“gaap”). Any subsidiary Bank President has an option to elect out of the 401(K) profit sharing payment for his Bank, in lieu of cash payments. The table below is the guideline for this program. The Compensation Committee, at its discretion, can approve, reject or modify any payment calculated by the use of this table.

Subsidiary Bank modified ROA before allocated Parent Company expenses	% of qualifying Salary to be contributed to 401(K) Plan
0.39% or less	0.0%
0.40%	2.0%
0.50%	2.5%
0.60%	3.0%
0.70%	3.5%
0.80%	4.0%
0.90%	4.5%
1.00%	5.0%
1.10%	6.0%
1.20%	7.0%
1.30%	8.0%
1.40%	9.0%
1.50% or higher	10.0%

Our profit sharing plan is in place to motivate and retain our executives, as well as supplement their retirement accounts. The plan is also designed to award payments for performance directionally consistent with Company profitability.

Cash Based Short-Term Annual Incentives. Our named executives can receive annual cash bonus payments determined by formulas that are correlated to earnings and growth for the particular business unit. As described earlier, our incentive compensation plans are guidelines. Once the amounts are calculated based on the formula guidelines, they must be approved by the Compensation Committee before any payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines.

For 2007, Messrs. Pinner, Antal, Corbett, Pierson and White received cash bonus payments of approximately $100,000, $30,000, $59,925, $63,000, and $29,000, respectively, which were paid during the first quarter of 2008. These payments were determined by the Compensation Committee at its January 9, 2008 meeting. In arriving at these payment amounts, the Committee considered the Company’s incentive compensation plan guidelines, the recommendation of CEO Pinner, market conditions and other factors. The Compensation Committee also discussed these payments and how the Committee arrived at its conclusions with the Company’s Board of Directors during an executive session without management present. The Board of Directors approved and reaffirmed the Committee’s decision at its February 5, 2008 meeting.

For 2006, Messrs. Pinner, Antal, Corbett, Pierson and White received cash bonus payments of $125,000, $45,000, $56,720, $7,360 and $67,050, respectively, which were paid during the first quarter of 2007. During 2006, there were no written or other cash based short-term annual incentive plans for Messrs. Pinner and Antal. However, cash incentive payments have been historically awarded to these executives by the Compensation Committee and the Board of Directors, at their discretion. In determining these discretionary cash awards, our Compensation Committee and Board of Directors considered our profitability and growth, our overall regulatory profile and ratings, asset quality and stock price performance. Cash bonus payments for Messrs. Corbett, Pierson and White were also determined by the Compensation Committee. In determining these payments, the Committee considered the Company’s incentive compensation plan guidelines, the recommendation of CEO Pinner, market conditions and other factors. The Compensation Committee also discussed these payments and how the Committee arrived at their conclusions with the Company’s Board of Directors during an executive session without management present. The Board of Directors approved and reaffirmed the Committee’s decision.

For 2008, we have adopted a revised incentive compensation plan for Messrs. Pinner and Antal. This plan has two components. The first component will pay an amount that is a derivative of consolidated return on average assets (“ROA”). The concept is the higher the ROA and the larger the consolidated average assets during the plan year will result in a higher payment. Most of the total payment is weighted toward this first component. The second component reinforces our growth goals. Growth rates are calculated by comparing total consolidated average assets for the plan year to consolidated average assets in the prior year. The larger the growth rate results in a larger payment. The total payment for each of these executives is the aggregate of component one and component two. These payments are expected to be directionally consistent with the Company’s earnings and growth. As explained previously, this plan is also a guideline. At the end of the year, our Compensation Committee will consider the cash bonus payments determined using the formulas in our incentive compensation plan, market conditions, economic and other factors when making its determination. It is expected that the Compensation Committee will discuss its decision with the Board of Directors, as is customary in the past, and seek approval or modification, without management present. An example of potential payments for Messrs. Pinner and Antal are listed in the tables below. The hypothetical example presented below assumes total average consolidated assets for the Plan year equals $1,245,000,000. Given this assumption, which is an important driver in the calculation (i.e. the higher the total average consolidated assets, the higher the payout amounts for each potential ROA and Growth Rate result), the pay out tables for components one and two for Messrs. Pinner and Antal are presented below.

COMPONENT 1: ROA

Consolidated ROA	Payment per ROA attained
	CEO Pinner	CFO Antal
0.39% or below	$—	$—
0.40%	25,000	15,000
0.50%	53,635	27,886
0.60%	82,270	40,772
0.70%	107,170	51,977
0.80%	128,958	61,781
0.90%	150,745	71,585
1.00%	172,533	81,390
1.10%	194,320	91,194
1.20%	219,220	102,399

COMPONENT 2: GROWTH

Growth Rate	Payment per Growth Rate attained
	CEO Pinner	CFO Antal
2%	$—	$—
4%	6,225	2,801
6%	12,450	5,603
8%	18,675	8,404
10%	24,900	11,205
12%	33,615	15,127
14%	42,330	19,049
15%	51,668	23,250
16%	61,005	27,452
17%	67,230	30,254

Also for 2008, we have adopted a revised incentive compensation plan for our subsidiary Bank Presidents (Messrs. Corbett, Pierson and White). This plan is similar to the Parent Company plan discussed above. This plan also has two components. The first component will pay an amount that is a derivative of a modified return on average assets (“ROA”) for that particular subsidiary Bank. The concept is the same as the Parent Company, the higher the modified ROA and the larger the modified average assets during the plan year will result in a higher payment. (The primary modification allows for adjustments for certain purchase accounting items required by generally accepted accounting principles (“gaap”)). Most of the total payment is weighted toward this first component. The second component reinforces our growth goals. Growth rates are calculated by comparing total modified average assets for the plan year to modified average assets in the prior year. The larger the growth rate results in a larger payment. The total payment for each of these executives is the aggregate of component one and component two for their particular subsidiary Bank. These payments are expected to be directionally consistent with the Company’s earnings and growth. As explained previously, this plan is also a guideline. At the end of the year, our Compensation Committee will consider the cash bonus payments determined using the formulas in our incentive compensation plan, market conditions, economic and other factors when making its determination. It is expected that the Compensation Committee will discuss its decision with the Board of Directors, as is customary in the past, and seek approval or modification, without management present. An example of potential payments for Messrs. Corbett, Pierson and White are listed in the tables below. The hypothetical example presented below assumes total average modified assets for the Plan year equals $438,000,000, $359,000,000 and $260,000,000 for Messrs. Corbett, Pierson and White’s banks respectively. Given these assumptions, which are important drivers in the calculation (i.e. the higher the total average assets, the higher the payout amounts for each potential ROA and Growth Rate result), the pay out tables for components one and two for Messrs. Corbett, Pierson and White are presented below.

COMPONENT 1: ROA

Subsidiary Bank’s Modified ROA	Payment per ROA attained
	Bank President Corbett	Bank President Pierson	Bank President White
0.59% or below	$—	$—	$—
0.60%	15,000	15,000	15,000
0.70%	27,045	24,873	22,150
0.80%	39,090	34,745	29,300
0.90%	50,040	43,720	35,800
1.00%	63,180	54,490	43,600
1.10%	76,977	65,799	51,790
1.20%	90,117	76,569	59,590
1.30%	104,352	88,236	68,040
1.40%	118,587	99,904	76,490

COMPONENT 2: GROWTH

Subsidiary Bank’s Growth Rate	Payment per Growth Rate attained
	Bank President Corbett	Bank President Pierson	Bank President White
2%	$—	$—	$—
4%	7,665	6,283	4,550
6%	15,330	12,565	9,100
8%	20,805	17,053	12,350
10%	26,280	21,540	15,600
12%	31,755	26,028	18,850
14%	37,230	30,515	22,100
15%	42,705	35,003	25,350
16%	48,180	39,490	28,600
17%	53,655	43,978	31,850

The purpose of this type of cash awards is to motivate and retain our executives as well as reward performance consistent with our overall business strategy.

Incentive Stock Options. Our Compensation Committee and/or Board of Directors award incentive stock options (“ISOs”). Generally these awards are granted to our executives for the purpose of long-term incentives, as well as to more closely align the executive’s interest to our long-term interests. These options have a ten-year life with a three-year vesting period, with no flexibility. At our April 24, 2007 annual meeting, our shareholders approved a new option plan, the CenterState 2007 Equity Incentive Plan, which allows for significantly greater flexibility, especially in the vesting periods. Our expectation is for new ISOs to have a longer vesting period, potentially as long as nine years, instead of three. We believe this will be a better tool to help us tie our executives to us and discourage our competitors from recruiting our best talent. We also believe that by granting long-term stock options to our executives, it better aligns the interest of the executives with the interest of our shareholders.

Change of Control and Severance Agreements. Each of our named executives has a Change of Control and Severance Agreement. The change in control payments are designed to mitigate against the impact that a change in control would have on our executives, particularly with respect to their employment prospects, responsibilities and compensation arrangements with any new purchaser of our organization. We believe that this gives our executives comfort and better aligns their interests with the strategic interest of our shareholders.

Split Dollar Agreements. Each of our named executives, except Mr. Pierson, has a Split Dollar Agreement, whereby we purchased single premium life insurance on the executive. If the executive dies while still employed with us, his beneficiary is entitled to a benefit equal to fifty percent (50%) of the Net Death Proceeds. If death occurs after separation from service, and if, pursuant to the Split-Dollar Agreement, the executive has a Vested Insurance Benefit (as defined in the Agreement) at the date of death, the executive’s beneficiary is entitled to a benefit equal to ten percent (10%) of the Net Death Proceeds. We believe this is just another way of helping to retaining our executives.

Impact of Performance on Compensation

In 2007 our consolidated net income was $7,799,000, or $0.63 per share (diluted) compared to $8,459,000, or $0.75 per share in 2006. Our total consolidated assets grew from $1,077,102,000 at December 31, 2006 to $1,217,430,000 at December 31, 2007, an increase of 13%. Although our earnings decreased year to year, we performed better than most of our peers in the current environment. Our loan loss provision was $2,075,000 higher in 2007 compared to 2006, which significantly contributed to lower earnings. Our non performing loan ratio was 0.48% at December 31, 2007, which compared very favorably to our peers. Strategically, our mission was to grow the business and add branches. We executed that strategy. We added three new branches in 2006 and three in 2007. These new branches had significant negative impact on our 2007 earnings, and will continue to negatively impact our earnings until they become profitable. There was also another significant event which had an impact during 2007. A management lift-out occurred at one of our subsidiary banks during the first quarter of 2007. The Bank President resigned and took substantially his entire management team with him. Due to the efforts of Messrs. Pinner and Pierson, and their staffs, we were able to minimize the potential damages. Mr. Pierson took over as President of this Bank, which was subsequently merged with his own bank. Mr. Pierson and his new management team are now conducting business as usual. Our Compensation Committee considered these activities and considered our financial results relative to our peers in the current challenging environment. They also considered our successful acquisition of Valrico State Bank. The Committee also reviewed survey results comparing our executives’ compensation with that of similar financial institutions. After a careful and thoughtful discussion and analysis, the Compensation Committee and the Board of Directors approved the following salary adjustments and cash bonus payments for CEO Pinner, CFO Antal and subsidiary bank Presidents Corbett, Pierson and White.

Base Salary. The annual base salary of Ernest S. Pinner, President, Chief Executive Officer and Chairman of the Board was increased from $285,000 to $350,000 effective January 1, 2008.

The annual base salary of James J. Antal, Senior Vice President, Chief Financial Officer and Corporate Secretary was increased from $169,500 to $190,000 effective January 1, 2008.

The annual base salary of John C. Corbett, Executive Vice President and subsidiary Bank President and Chief Executive Officer (CenterState Bank of Florida) was increased from $190,000 to $210,000 effective January 1, 2008.

The annual base salary of Timothy A. Pierson, subsidiary Bank President and Chief Executive Officer (CenterState Bank N.A.) was increased from $185,000 to $194,300 effective January 1, 2008.

The annual base salary of Thomas E. White, subsidiary Bank President and Chief Executive Officer (CenterState Bank Central Florida) was increased from $185,000 to $193,400 effective January 1, 2008.

Profit Sharing. The amount is determined by formulas that are correlated to earnings for the particular business unit. As described earlier, the Company’s incentive compensation plans are guidelines. Once the amounts are calculated based on the formula guidelines, they must be approved by the Compensation Committee before any payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines.

For 2007, Messrs. Pinner, Antal and White received a discretionary profit sharing payment of 3%, 3% and 4%, respectively, as well as all of the employees in their respective business unit, which was deposited into their respective 401(K) plan accounts during the first quarter of 2008. Messrs. Corbett and Pierson, as well as the employees in their particular business unit, did not receive any payments pursuant to this program. The Compensation Committee permitted Messrs. Corbett and Pierson to elect out of this program in lieu of a modified cash based short-term annual incentive payment for themselves as well as all of the employees in their respective business unit.

Cash Based Short-Term Annual Incentives. These payments are determined by formulas that are correlated to earnings and growth for the particular business unit. As described earlier, the Company’s incentive compensation plans are guidelines. Once the amounts are calculated based on the formula guidelines, they must be approved by the Compensation Committee before any payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines.

For 2007, Messrs. Pinner, Antal, Corbett, Pierson and White received cash bonus payments of approximately $100,000, $30,000, $59,925, $63,000, and $29,000, respectively, which were paid during the first quarter of 2008. These payments were determined by the Compensation Committee at its January 9, 2008 meeting. In arriving at these payment amounts, the Committee considered the Company’s incentive compensation plan guidelines, the recommendation of CEO Pinner, market conditions and other factors that were discussed previously. The Compensation Committee also discussed these payments and how the Committee arrived at its conclusions with the Company’s Board of Directors during an executive session without management present. The Board of Directors approved and reaffirmed the Committee’s decision at their February 5, 2008 meeting.

Incentive Stock Options. We have granted incentive stock options to the named executives in past years and all of these executives have unexercised options outstanding at December 31, 2007. We did not grant any incentive stock options to any of the named executives during 2007 except for Mr. Pierson. On June 15, 2007, the Compensation Committee granted Mr. Pierson incentive stock options for 18,000 shares of the Company’s common stock. The exercise price was the market price at the date of grant, $17.57 per share. The term is ten years with a nine year vesting period. In consideration of this grant, Mr. Pierson signed a non compete and non solicitation agreement.

On February 5, 2008 we granted incentive stock options to the named executives as follows. Messrs. Pinner, Antal, Corbett, Pierson and White received incentive stock options for 26,000, 30,000, 35,000, 20,000 and 20,000 shares of the Company’s common stock, respectively. The exercise price was the closing price (market value) of the underlying common shares as reported by NASDAQ on the date of grant, or $15.16 per share. The term is ten years. Mr. Pinner’s grant will vest (become exercisable) at a rate of 20% per year during the first five years. Messrs. Antal, Corbett, Pierson and White’s grant will vest over a nine year period at a rate of 10% per year during the first eight years and the remaining 20% at the end of the ninth year.

Change of Control and Severance Agreements. Our Company was formed in June 2000 with the merger of our initial three Banks. At December 31, 2000, the date of the first audited consolidated balance sheet as a combined company, our total consolidated assets approximated $310,000,000. Five years and one quarter later, we crossed over the $1 billion mark. Our earnings have been steadily increasing each year as we grow our business presence throughout Central Florida. Our entire executive team was a critical element for this success. As such, each of our named executives was awarded a Change of Control and Severance Agreement during 2006. We believe that this gives our executives comfort and better aligns their interest with the strategic interest of our shareholders. Upon a change in control, and pursuant to terms and conditions set forth in the Change of Control and Severance Agreements, each of the listed executives could receive certain cash payments as described upon a “Change of Control.”

Split Dollar Agreements. Through our subsidiary Banks, we have entered into Split-Dollar Agreements with Messrs. Pinner, Antal, Corbett and White. We purchased single premium life insurance on these executives, whereby, if the executive died while still employed with us, the executive’s beneficiary is entitled to a benefit equal to fifty percent (50%) of the Net Death Proceeds, as defined in and pursuant to the Split-Dollar Agreement. If death occurs after separation from service, and if, pursuant to the Split-Dollar Agreement, the executive has a Vested Insurance Benefit (as defined in the Agreement) at the date of death, the executive’s beneficiary is entitled to a benefit equal to ten percent (10%) of the Net Death Proceeds. The form of the Split Dollar Agreement was filed as Exhibit 10.1 to the Company’s Form 8-K dated January 11, 2006.

Post Termination Compensation and Benefits

Post-termination compensation and benefits for the named executives include life insurance pursuant to Split Dollar Agreements executed during January 2006 and Change of Control and Severance Agreements executed during July 2006. Both types of arrangements were discussed above. The named executives do not have employment contracts or any other type of employment agreements or arrangements, other than those discussed above. Our named executives do not have a defined benefit retirement plan or any other type of deferred compensation arrangement, other than the Split Dollar Agreements. We do have a 401(K) plan available to all employees including the named executives, whereby we match 100% of the first 3% and 50% of the next 2% of qualifying salary that an employee contributes into their 401(K) account.

Stock Ownership and Retention Guidelines

We do not have stock ownership requirements for any executive or any other employee or director.

Summary Compensation Table

The table below summarizes total 2007 compensation for our Principal Executive Officer, our Principal Financial Officer and our three other highest paid executive officers. Below this table and footnote explanation, is a subsidiary table listing the components of all other compensation.

name and principal position	year	salary ($)		bonus ($)		stock awards ($)	option awards ($)			non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	all other compensation ($)		Total ($)
Ernest S. Pinner Principal Executive Officer, Chairman, President, and Chief Executive Officer	2007 2006	$ $	285,000 250,000	$ $	125,000 100,000	— —	$ $	319,917 349,000	(1) (1)	— —	— —	$ $	22,757 13,102	$ $	752,674 712,102

James J. Antal Principal Financial Officer, Senior Vice President, Chief Financial Officer, and Corporate Secretary	2007 2006	$ $	169,500 148,500	$ $	45,000 45,000	— —	$ $	31,992 34,900	(2) (2)	— —	— —	$ $	15,233 12,944	$ $	261,725 241,344

Thomas E. White Subsidiary Bank President and Chief Executive Officer (CenterState Bank Central FL)	2007 2006	$ $	177,125 164,900	$ $	67,050 52,315	— —		— —		— —	— —	$ $	15,636 11,642	$ $	259,811 228,857

John C. Corbett Executive Vice President and Subsidiary Bank President and Chief Executive Officer (CenterState Bank of Florida)	2007 2006	$ $	171,845 146,500	$ $	56,720 10,600	— —	$	— 12,281	(3)	— —	— —	$ $	6,061 5,845	$ $	234,626 175,226

Timothy A. Pierson Subsidiary Bank President And Chief Executive Officer (CenterState Bank, N.A.)	2007 2006	$ $	178,313 128,794		$7,360 —	— —	$ $	39,647 54,458	(4) (4)	— —	— —	$ $	9,611 3,628	$ $	234,931 186,880

(1)	Mr. Pinner received incentive stock options for 200,000 shares of common stock (post split basis) on December 14, 2004. The exercise price was the market value of the underlying stock at the grant date ($15.50 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: ten year U.S. government treasury rate for the risk free rate at the date of grant (4.13%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (0.77%); expected volatility was calculated as of the grant date (approximately 31.5); and an expected life of 10 years. The resulting estimated fair value calculated at the grant date was $1,396,000. The options are vested (exercisable) 25% at the date of grant and 25% per year thereafter.

(2)	Mr. Antal received incentive stock options for 20,000 shares of common stock (post split basis) on December 14, 2004. The exercise price was the market value of the underlying stock at the grant date ($15.50 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: ten year U.S. government treasury rate for the risk free rate at the date of grant (4.13%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (0.77%); expected volatility was calculated as of the grant date (approximately 31.5); and an expected life of 10 years. The resulting estimated fair value calculated at the grant date was $139,600. The options are vested (exercisable) 25% at the date of grant and 25% per year thereafter.

(3)	Mr. Corbett received incentive stock options for 20,000 shares of common stock (post split basis) on October 14, 2003. The exercise price was the market value of the underlying stock at the grant date ($9.60 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: ten year U.S. government treasury rate for the risk free rate at the date of grant (4.35%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (1.15%); expected volatility was calculated as of the grant date (approximately 20.6); and an expected life of 10 years. The resulting estimated fair value calculated at the grant date was $65,500. The options are vested (exercisable) 25% at the date of grant and 25% per year thereafter.

(4)

Mr. Pierson received incentive stock options for 20,000 shares of common stock (post split basis) on April 25, 2006. The exercise price was the market value of the underlying stock at the grant date ($18.50 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: five year U.S.

government treasury rate for the risk free rate at the date of grant (4.98%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (0.76%); expected volatility was calculated as of the grant date (approximately 29.6); and an expected life of 5.8 years. The resulting estimated fair value calculated at the grant date was $130,700. The options are vested (exercisable) 25% at the date of grant and 25% per year thereafter. Mr. Pierson received additional incentive stock options for 18,000 shares of common stock on June 15, 2007. The exercise price was the market value of the underlying stock at the grant date ($17.57 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: five and seven year U.S. government treasury rate for the risk free rate at the date of grant (5.18%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (0.80%); expected volatility was calculated as of the grant date (approximately 29.9); and an expected life of 6.4 years. The resulting estimated fair value calculated at the grant date was $119,520. The options are vested (exercisable) at a rate of 10% per year for the first eight years and 20% in the ninth year.

For 2007, salary and bonus comprised the following percentage of total compensation for each or our named executives as listed below.

Ernest S. Pinner, Principal Executive Officer, Chairman, President and Chief Executive Officer	54%

James J. Antal, Principal Financial Officer, Senior Vice President, Chief Financial Officer and Corporate Secretary	82%

Thomas E. White, Subsidiary Bank President and Chief Executive Officer (CenterState Bank Central Florida, N.A.)	94%

John C. Corbett, Executive Vice President and Subsidiary Bank President and Chief Executive Officer (CenterState Bank of Florida)	97%

Timothy A. Pierson, Subsidiary Bank President and Chief Executive Officer (CenterState Bank, N.A.)	79%

Subsidiary Table—All Other Compensation

name and principal position	year	profit sharing contributions to 401(K) Plan(1)		country club dues		Split-Dollar Agreements relating to BOLI (“Bank Owned Life Insurance”)		Total
Ernest S. Pinner Principal Executive Officer, Chairman, President, and Chief Executive Officer	2007 2006	$ $	13,200 5,040	$ $	6,955 5,806	$ $	2,602 2,256	$ $	22,757 13,102

James J. Antal Principal Financial Officer, Senior Vice President, Chief Financial Officer and Corporate Secretary	2007 2006	$ $	8,910 6,621	$ $	5,294 5,294	$ $	1,029 1,029	$ $	15,233 12,944

Thomas E. White Subsidiary Bank President and Chief Executive Officer (CenterState Bank Central FL)	2007 2006	$ $	13,247 9,512	$ $	1,541 1,440	$ $	848 690	$ $	15,636 11,642

John C. Corbett Executive Vice President and Subsidiary Bank President and Chief Executive Officer (CenterState Bank of Florida)	2007 2006		— —	$ $	5,785 5,569	$ $	276 276	$ $	6,061 5,845

Timothy A. Pierson Subsidiary Bank President and Chief Executive Officer (CenterState Bank, N.A.)	2007 2006		— —	$ $	9,611 3,628		— —	$ $	9,611 3,628

Note(1):	This represents profit sharing payments to the named executives’ 401(K) plan as discussed under “profit sharing” in Compensation Program Design and also in Impact of Performance on Compensation in the Compensation Discussion and Analysis. As previously discussed, all employees in a particular business unit, including the named executive, receives a percentage of their qualifying salary at the attainment of certain earnings targets. Messrs. Corbett and Pierson elected out of this program for themselves and their employees. In lieu of this program they increased their cash bonus and employees cash bonus payments for an amount which would have been similar under this program. In effect, they elected cash for themselves and their employees instead of a 401(K) deferred payment. In addition to this profit sharing 401(K) component, the Company matches employee 401(K) contributions up to 4%. The 401(K) matching is not shown here, because it is part of the Company’s qualified defined contribution retirement plan and is available to all employees, and not an executive perquisite.

Grants of Plan-Based Awards

We did not grant plan-based awards to any of the named executives during 2007 or in prior years. Our named executives have received incentive stock option grants in years prior to 2007, but they were not plan-based. These options were awarded at the discretion of the Compensation Committee and/or the Board of Directors. Mr. Pierson was the only named executive to receive an incentive stock option grant during 2007.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Timothy A. Pierson Subsidiary Bank President and Chief Executive Officer (CenterState Bank, N.A.)	6/15/07	—	—	—	—	—	—	—	18,000	$17.57	$119,520

Outstanding Equity Awards at December 31, 2007

The table below identifies each incentive stock option award granted to the named executives that remains outstanding at December 31, 2007. Pursuant to our Incentive Stock Option Plan, our Compensation Committee and/or Board of Directors may award incentive stock option grants (“ISOs”) to employees at their discretion. Options issued pursuant to our ISO plan are issued at an exercise price equal to the market value as of the grant date. The closing price of our common stock on the grant date, as reported by NASDAQ, is used to determine market value. Each award granted prior to April 24, 2007 has a ten year term and vests 25% at the date of grant and 25% each year thereafter (i.e. 100% vested in three years). Awards granted during 2007 also have a ten year term, but these vest at a rate of 10% per year for the first eight years and 20% during the ninth year. Unexercised stock options terminate upon the termination of employment, except for death, disability or normal retirement. We do not have any pre-determined dates, schedules, procedures or policies for granting ISOs. Grants are awarded at the discretion of our Compensation Committee and/or Board of Directors.

Outstanding Equity Awards at December 31, 2007

	Option awards						Stock awards
name and principal position	Number of securities underlying unexercised options(#)	Number of securities underlying unexercised options(#)		Equity incentive plan awards: number of securities underlying unexercised unearned options(#)	Option exercise price($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($/ #)
	exercisable	Unexercisable
Ernest S. Pinner	32,000	—		—	$6.405	04/02/11	—	—	—	—
Principal Executive Officer,	10,000	—		—	$9.75	01/14/13	—	—	—	—
Chairman, President, and	32,180	—		—	$7.46	06/20/10	—	—	—	—
Chief Executive Officer	200,000	—		—	$15.50	12/14/14	—	—	—	—

James J. Antal	20,000	—		—	$6.405	04/02/11	—	—	—	—
Principal Financial Officer,	10,000	—		—	$9.755	12/09/13	—	—	—	—
Senior Vice President, Chief	20,000	—		—	$15.50	12/14/14	—	—	—	—
Financial Officer and Corporate Secretary

Thomas E. White Subsidiary Bank President and Chief Executive Officer (CenterState Bank Central FL)	20,000	—		—	$6.405	04/02/11	—	—	—	—

John C. Corbett	10,056	—		—	$7.46	06/20/10	—	—	—	—
Executive Vice President and	12,000	—		—	$9.50	01/21/13	—	—	—	—
Subsidiary Bank President and Chief Executive Officer (CenterState Bank of Florida)	20,000	—		—	$9.60	10/14/13	—	—	—	—

Timothy A. Pierson	20,212	—		—	$12.615	01/12/14	—	—	—	—
Subsidiary Bank President	10,000	10,000	(1)	—	$18.50	04/25/16	—	—	—	—
and Chief Executive Officer (CenterState Bank, N.A.)	—	18,000	(2)	—	$17.57	06/15/17	—	—	—	—

(1)	These options will be vested and exercisable as follows; 5,000 on April 25, 2008 and the remaining 5,000 on April 25, 2009.
(2)	These options will be vested and exercisable as follows; 10% per year for eight years (1,800 per year) and 20% (3,600) in the ninth year.

Option Exercises and Stock Vested

No options were exercised by any of our named executives during 2007. There were no stock awards acquired on vesting during 2007 by any of the named executives. There was vesting of incentive stock options during 2007. These were disclosed in our SUMMARY COMPENSATION TABLE and discussed in notes (1), (2), (3) and (4) to that table.

Stock Option Plans

On April 24, 2007, our shareholders approved the CenterState 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan replaced the 1999 Plan discussed below. The 2007 Plan authorizes the issuance of up to 700,000 shares of Company common stock. Of this amount, 600,000 shares are allocated to employees, all of which may be issued as incentive stock options, and 100,000 shares are allocated to directors. During 2007, the Company granted employee incentive stock options for 84,000 shares, with a weighted average exercise price of $17.32 per share, pursuant to this plan. Options were granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant. These options vest at a rate of 10% per year for the first eight years and 20% during the ninth year.

In 1999, the Company authorized 730,000 common shares for employees of the Company under an incentive stock option and non-statutory stock option plan (the “1999 Plan”). Options were granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant. Options became 25% vested immediately as of the grant date and will continued to vest at a rate of 25% on each anniversary date thereafter until fully vested. There were no stock options granted pursuant to the 1999 Plan during 2007. The 2007 Plan, discussed above, replaced the 1999 Plan. At December 31, 2007 there were 478,074 stock options outstanding which were granted pursuant to the 1999 Plan, of which 456,074 were currently exercisable. No future stock options will be granted from this Plan.

In addition to the 1999 Plan, we also assumed and converted the stock option plans of our subsidiary banks consistent with the terms and conditions of their respective merger agreements. These options are all vested and exercisable. At December 31, 2007, they represented exercisable options for 182,100 shares of the Company’s common stock.

In 2004, our shareholders authorized an Employee Stock Purchase Plan (“ESPP”). The number of shares of common stock for which options may be granted under the ESPP is 400,000, which amount is increased on December 31 of each calendar year. At December 31, 2007, there were no options outstanding pursuant to this plan, and no activity occurred during the twelve month periods ending December 31, 2007 and 2006 relating to our ESPP.

All of our equity compensation plans have been approved by our shareholders. Subsequent to the April 24, 2007 approval of the CenterState 2007 Equity Incentive Plan, management froze the 1999 Plan and the ESPP and no longer will grant future awards from either plan.

A summary of the status of our stock option plans at December 31, 2007 is presented below:

	December 31, 2007
	Number	Weighted Average Exercise Price
Stock Options
Options outstanding, beginning of period	742,236	$11.41
Granted	84,000	$17.32
Exercised	(67,470)	$8.14
Forfeited	(21,092)	$15.47

Options outstanding, end of period	737,674	$12.26

Options exercisable at end of period	638,174	$11.44

Weighted average fair value of options granted during the period per share	$6.33

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders:
Officer and employee stock option plan (1999 Plan) and assumed stock options issued by CenterState Holding Company subsidiary banks that were outstanding as of the time of their acquisition	660,174	$11.66	104,760	(1)
2007 Equity Incentive Plan	77,500	17.36	622,500
Employee Stock Purchase Plan (“ESPP”)	—	—	685,141	(2)
Equity compensation plans not approved by security holders:	—	—	—

Total	737,674	$12.26	1,412,401

(1)	Management has frozen the 1999 Plan and does not intend to grant future awards pursuant to this Plan.
(2)	Management has frozen the ESPP and does not intend to grant future awards pursuant to this Plan.

Pension Benefits

We do not have a defined benefit retirement or pension plan, and do not have a nonqualified defined contribution or other nonqualified deferred compensation plans for our named executives.

Change in Control

Our named executive officers do not have employment agreements. Messrs. Pinner and Antal have single trigger Change of Control and Severance Agreements which include a change in control payment of 2.5 times base annual salary. Messrs. Pinner and/or Antal may be entitled to an additional payment (i.e. a “Gross-Up

Amount”) if either is subject to additional taxes within the meaning of Section 280G of the Internal Revenue Code of 1986 (or any other amended or successor provisions) or is subject to the tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986 (or any other amended or successor provisions). The form of the Change in Control and Severance Agreement for Messrs. Pinner and Antal was filed as Exhibit 10.1 to our Form 8-K dated July 12, 2006.

Messrs. Corbett, Pierson and White have modified single trigger Change of Control and Severance Agreements which include a potential change in control payment that provides that if within one year following a Change in Control the employment of the executive is terminated (i) by the acquirer or its subsidiaries, as the case may be, for any reason other than Cause (as defined), or (ii) by the executive for Good Reason (as defined), then on or before the effectiveness of such termination, the acquirer must pay the executive 2.5 times the executive’s annual base salary. Messrs. Corbett, Pierson and White will serve for one year following the change in control at the request of the acquirer as long as employment is not terminated by the executive for Good Reason or by the employer for Cause. On the first day immediately following one year service after the change in control, the executive has the option (one time option) to terminate his employment, for any reason, and to receive a lump sum cash payment equal to 2.5 times the executive’s annual base salary. Messrs. Corbett, Pierson and White may also receive an additional payment (i.e. a “Gross-Up Amount”) if the executive is subject to additional taxes within the meaning of Section 280G(b) of the Internal Revenue Code of 1986 (or any other amended or successor provisions) or is subject to the tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986 (or any other amended or successor provisions). The form of the Change in Control and Severance Agreement for Messrs. Corbett, Pierson and White was filed as Exhibit 10.2 to our Form 8-K dated July 12, 2006.

Assuming a change in control occurred on December 31, 2007, our named executives would be eligible, pursuant to their Change in Control and Severance Agreements described previously, for cash payments as follows:

name and principle position	cash payment pursuant to Change in Control and Severance Agreement
Ernest S. Pinner Principal Executive Officer, Chairman, President and Chief Executive Officer	$712,500

James J. Antal Principal Financial Officer, Senior Vice President, Chief Financial Officer and Corporate Secretary	$423,750

Thomas E. White Subsidiary Bank President and Chief Executive Officer CenterState Bank Central Florida	$462,500

John C. Corbett Executive Vice President and Subsidiary Bank President and Chief Executive Officer—CenterState Bank of Florida (includes $144,598 payment for excise tax Gross-up Amount)	$619,598

Timothy A. Pierson Subsidiary Bank President and Chief Executive Officer CenterState Bank N.A. (includes $175,201 payment for excise tax Gross-up Amount)	$637,701

DIRECTOR COMPENSATION

We have 13 directors, one of whom is also a named executive officer. Ernest S. Pinner is our Principal Executive Officer, President and CEO. Mr. Pinner is also a director and he is Chairman of our Board of Directors. Mr. Pinner does not receive any director fees. The remaining 12 directors received fees for attending board meetings and for committee meetings for 2007 as listed below.

Board of Director fees

Each director received a fee of $600 for each meeting attended. They each received a fee of $125 for any telephonic meeting in which they participated. We do not pay retainer fees to any of our directors except those members of the audit committee described below.

Audit Committee fees

Members of our audit committee each received a fee of $700 per meeting attended on days other than board of directors meeting days. If the meeting was held on the same day as a board of directors meeting, they received a fee of $400 for each meeting attended. Each member also received a fee of $200 for each telephonic meeting in which they participated. Commencing July 1, 2006, each of the committee members began receiving quarterly retainer fees in addition to meeting fees. The chairman of the audit committee receives a quarterly retainer fee of $2,500 and the other members receive quarterly retainer fees of $2,000 each. Beginning January 1, 2007, the designated “financial expert” member of the committee, as defined by the Sarbanes-Oxley Act of 2002, receives a quarterly retainer fee of $12,000 but will no longer receive fees for committee meetings attended.

Compensation Committee fees

Members of our compensation committee each received a fee of $300 for each meeting attended on days other than board of directors meeting days. If the meeting is held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $100 for each telephonic meeting in which they participated.

Nominating Committee fees

Members of our nominating committee each received a fee of $300 for each meeting attended on days other than board of directors meeting days. If the meeting is held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $100 for each telephonic meeting in which they participated.

Loan Committee fees

Members of our loan committee each received a fee of $300 for each meeting attended on days other than board of directors meeting days. If the meeting is held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $200 for each telephonic meeting in which they participated. Chairman Pinner is a member of this committee, but does not receive any fees.

Strategic Planning Committee fees

Members of our strategic planning committee each received a fee of $300 for each meeting attended on days other than board of directors meeting days. If the meeting is held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $100 for each telephonic meeting in which they participated. Chairman Pinner is a member of this committee, but does not receive any fees.

Other Director fees

Several of our directors are also directors of one or more of our subsidiary Banks. Directors of our subsidiary Banks also receive board of director fees for serving on that subsidiary Bank’s board of directors and/or board of director committees. Subsidiary Bank board fees paid to our directors during 2007 totaled $145,350 and our included in the DIRECTOR COMPENSATION TABLE below.

Our Board of Directors held nine meetings during 2007. Four were in person and five by telephone. Each incumbent director attended at least 75% of our aggregate Board of Director and committee meetings held during the period for which he or she has been a director except G. Robert Blanchard, Jr., Thomas E. Oakley and Gail Gregg-Strimenos.

The tables below summarize the number of board meetings and principal committee meetings held during 2007 and the attendance record of each of our directors.

Board of Directors Meetings

Board of Directors	number of meetings held			number of meetings attended
	in person	by telephone	Total	in person	by telephone	total
Ernest S. Pinner (chairman)	4	5	9	4	5	9
James H. Bingham	4	5	9	3	5	8
G. Robert Blanchard, Jr.	4	5	9	3	1	4
Terry W. Donley	4	5	9	4	5	9
Frank M. Foster, Jr.	4	5	9	4	3	7
Gail Gregg-Strimenos	4	5	9	3	4	7
Bryan W. Judge, Jr.	4	5	9	4	2	6
Samuel L. Lupfer, IV	4	5	9	4	3	7
Lawrence W. Maxwell	4	5	9	4	5	9
Rulon D. Munns	4	5	9	3	5	8
G. Tierso Nunez, II	4	5	9	4	2	6
Thomas E. Oakley	4	5	9	3	3	6
J. Thomas Rocker	4	5	9	4	5	9

Audit Committee Meetings

audit committee members	number of meetings held			number of meetings attended
	in person	by telephone	total	in person	by telephone	Total
J. Thomas Rocker (chairman)	7	4	11	7	4	11
Thomas E. Oakley	7	4	11	6	3	9
G. Tierso Nunez, II (financial expert)	7	4	11	6	4	10

Compensation Committee Meetings

compensation committee members	number of meetings held			number of meetings attended
	in person	by telephone	total	in person	by telephone	Total
Terry W. Donley (chairman)	2	3	5	2	3	5
Bryan W. Judge, Jr.	2	3	5	2	3	5
Thomas E. Oakley	2	3	5	1	3	4
J. Thomas Rocker	2	3	5	2	3	5
Gail Gregg-Strimenos	2	3	5	1	—	1

Nominating Committee Meetings

nominating committee	number of meetings held			number of meetings attended
	in person	by telephone	total	in person	by telephone	Total
Thomas E. Oakley (chairman)	1	—	1	—	—	—
James J. Bingham	1	—	1	1	—	1
Terry W. Donley	1	—	1	1	—	1

Our director compensation for 2007 is shown below in the Director Compensation Table.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
James H. Bingham	$7,275	—	—	—	—	—	$7,275
G. Robert Blanchard, Jr.	$4,175	—	—	—	—	—	$4,175
Terry W. Donley	$8,175	—	—	—	—	—	$8,175
Frank M. Foster, Jr.	$2,775	—	—	—	—	—	$2,775
Gail Gregg-Strimenos	$4,850	—	—	—	—	—	$4,850
Bryan W. Judge	$8,500	—	—	—	—	—	$8,500
Sam Lupfer	$6,075	—	—	—	—	—	$6,075
Lawrence W. Maxwell	$5,575	—	—	—	—	—	$5,575
Rulon D. Munns	$5,375	—	—	—	—	—	$5,375
G. Tierso Nunez, II	$50,175	—	—	—	—	—	$50,175
Thomas E. Oakley	$18,975	—	—	—	—	—	$18,975
J. Thomas Rocker	$23,425	—	—	—	—	—	$23,425

Ernest S. Pinner is a director and chairman of the board, but he is not shown in the table above. Mr. Pinner’s total compensation is listed in the Summary Compensation Table for our named executives. Mr. Pinner does not receive any director fees or committee fees.

On February 5, 2008, each of the directors listed in the table above were granted a non statutory stock option grant for 6,000 shares of the Company’s common stock. The exercise price was set at $15.16 per share, which was the closing price for the underlying common stock on the grant date as reported by NASDAQ. The term of the option is ten years and the options become exercisable at a rate of 20% per year during the first five years of the ten year term.

Also on February 5, 2008, we increased director fees from $600 per meeting attended to $750 per meeting attended. We also increased telephonic meetings in which a director participates, from $125 to $250. All committee fees, except our audit committee fees, were also increased to $400 per meeting attended and $250 per telephonic meeting. There were no changes for audit committee fees.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Terry W. Donley, Chairman
Bryan W. Judge, Jr.
Thomas E. Oakley
J. Thomas Rocker
Gail Gregg-Strimenos

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Donley, Rocker, Oakley, Judge and Ms. Gregg-Strimenos, all of whom are independent non-management directors. None of the Compensation Committee members has served as an officer or employee of the Company, and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any entity, which has an executive officer or director serving as a member of the Company’s Board of Directors.

CERTAIN RELATED TRANSACTIONS

Our subsidiary Banks have outstanding loans to certain of our directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the banks and did not involve more than the normal risk of collectibility or present other unfavorable features.

Our Board of Directors has adopted a written policy with respect to related party transactions. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect interest, other than (i) transactions available to all employees or customers generally, (ii) transactions involving less than $25,000 when aggregated with all similar transactions, or (iii) loans made by our subsidiary Banks in the ordinary course of business, on substantially the same terms, including rates and collateral as those prevailing at the time for comparable loans with persons not related to the lending Bank, and not involving more than a normal risk of collectability or presenting other unfavorable features.

Under the policy, any related party transaction may be consummated or may continue only if (i) our Audit Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, (ii) the transaction is approved by the disinterested members of our Board of Directors, or (iii) the transaction involves compensation that has been approved by our Compensation Committee.

Our policy was adopted in March 2007. A copy of this policy is included on our website at www.csflbanks.com. All related party transactions since January 1, 2007 which were required to be reported in this Proxy Statement were approved by either the Audit Committee, the Board of Directors or the Board of Directors of the subsidiary Bank at which the transaction occurred.

We purchase substantially all of our business insurance, except for director and officer liability insurance and workers compensation insurance, from a company at which director Lupfer is a divisional president and in which he has an ownership interest. During 2007, we made payments to either his agency, or an insurance company that his agency represents, aggregating approximately $244,000 (financial institutional bond insurance and property insurance). In addition, effective October 1, 2007, we changed our employee health insurance to United Health Care, which we purchased through director Lupfer’s insurance agency. Administration expenses paid to United Health Care, including reinsurance costs, was approximately $83,000 during the last quarter of 2007. We expect the annual administration cost and reinsurance cost to approximate $340,000 per year.

We also have various business relationships with Mr. Maxwell. Several branch offices are leased from Mr. Maxwell or companies he controls. During 2007, we paid approximately $142,000 in lease payments to director Maxwell, or companies he controls. In addition, we paid approximately $12,000 for marketing services to a Company he controls. In February 2006, we purchased land for a future branch site and corporate office from Mr. Maxwell. The total purchase price was approximately $1,700,000 which was supported by a third party appraisal. The branch opened for business during the first quarter of 2008 and we expect to relocate our corporate office to this location sometime during the first half of 2008. Directors Pinner, Oakley and Foster are also on an advisory board of a real estate related company that is owned and controlled by Mr. Maxwell. Mr. Maxwell has reported that directors Pinner, Oakley and Foster do not receive any fees or compensation for serving on this board.

One of our subsidiary banks paid legal fees of approximately $21,000 during 2007 to a firm at which director Munns is a partner.

Also, during 2006 we paid approximately $41,000 in fees for technology information related services to a company which director Blanchard controls. Director Blanchard has not reported any fees received from us or from any of our subsidiaries by any entity he owns or controls during 2007.

Lastly, during 2007 we purchased the primary residence from subsidiary Bank President Timothy A. Pierson for $730,000 as part of a relocation package. The purchase price was determined by a real estate appraisal.

NOMINATING COMMITTEE

We have established a nominating committee of the Board of Directors consisting of Messrs. Oakley (Chairman), Bingham and Donley, each of whom is an independent director as defined under the rules of the National Association of Securities Dealers. The committee held one meeting for 2007. The nominating committee operates pursuant to a written charter that has the exclusive right to recommend candidates for election as directors to the Board. A copy of this charter is included on the Company’s website at www.csflbanks.com. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experience, their business and social perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, candidates must be aware of the director’s vital part in our good corporate citizenship and corporate image, have time available for meetings and consultation on CenterState matters, and be willing to assume broad, fiduciary responsibility. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The nominating committee will review the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommend to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders. The nominating committee will consider director candidates recommended by shareholders, provided the recommendation is in writing and delivered to our President at our principal executive offices not later than the close of business on the 120th day prior to the first anniversary of the date on which we first mailed our proxy materials to shareholders for the preceding year’s annual meeting of shareholders. The nomination and notification must contain the nominee’s name, address, principal occupation, total number of shares owned, consent to serve as a director, and all information relating to the nominee and the nominating shareholder as would be required to be disclosed in the solicitation of proxies for the election of such nominee as a director pursuant to the Securities and Exchange Commission’s proxy rules. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

Our Board has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to our Board of Directors at 1101 First Street South, Suite 202, Winter Haven, Florida 33880, attention: President and Chief Executive Officer. All communications will be compiled by the President and Chief Executive Officer and submitted to the members of the Board.

AUDIT COMMITTEE REPORT

Our Board of Directors has an Audit Committee which consists of Messrs. Rocker, Oakley, and Nunez, each of whom is an independent director pursuant to the independence standards of the Sarbanes-Oxley Act of 2002, and as defined under the rules of the National Association of Securities Dealers. Mr. Nunez, has been designated a “financial expert” pursuant to the provisions of the Sarbanes-Oxley Act of 2002. The board of directors has deemed Mr. Nunez properly qualified and that he meets the criteria for “financial expert” as defined by the Sarbanes-Oxley Act of 2002, which basically is limited to those who have prepared or audited comparable company financial statements. The Committee held 11 meetings during 2007. The Audit Committee of the Board is responsible for providing independent, objective oversight and review of our accounting functions and internal controls. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors. A copy of this Audit Committee charter and the Company’s pre-approval policy for audit and non-audit services are included in the Company’s website at www.csflbanks.com.

The responsibilities of the Audit Committee include recommending to the Board an auditing firm to serve as our independent auditors. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with our management, our internal audit personnel and the independent auditors regarding the following:

•	the plan for, and the independent auditors’ report on, each audit of our financial statements, and

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements, and recent developments in accounting rules

This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter. The Audit Committee also considered and concluded that the independent auditor’s provision of non-audit services in 2007 was compatible with applicable independence standards.

Management is responsible for the preparation and presentation of our financial statements and its overall financial reporting process and, with the assistance of our internal auditors, for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws.

The Audit Committee is responsible for recommending to the Board that our financial statements be included in our annual report. The Committee took a number of steps in making this recommendation for 2007. First, the Audit Committee discussed with our independent auditors, those matters the auditors communicated to the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed the auditor’s independence with the auditors and received a letter from the auditors regarding independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of the auditor’s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed with our management and the auditors, our audited financial statements as of, and for the year ended, December 31, 2007.

Based on the discussions with the auditors concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to our Board that our Annual Report on Form 10-K include these financial statements.

Audit Committee
G. Tierso Nunez II
Thomas E. Oakley
J. Thomas Rocker, Chairman

INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has the authority to select the independent public accountants to audit our consolidated financial statements for the current year ending December 31, 2008. On April 4, 2006, we dismissed KPMG LLP as our accountants and retained the accounting firm of Crowe Chizek and Company LLC. The decision was approved by our Audit Committee. KPMG LLP’s report on our financial statements for 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion nor was such report qualified or modified as to audit scope or accounting principle. The audit reports of KPMG LLP on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of our consolidated financial statements for each of the fiscal years ended December 31, 2005 and 2004 and the subsequent interim period preceding the change in our accountants, there were no disagreements with the former accountants on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure, which disagreement or disagreements, if not resolved to the satisfaction of the former accountants, would have caused them to make a reference to the subject matter of the disagreement in connection with their report, and there were no reportable events. The Board anticipates that a representative of Crowe Chizek and Company LLC will be present at the Annual Meeting and will be given the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from the shareholders. KPMG LLP served as our independent auditors between 1999 through 2005.

Fees Paid to the Independent Auditor

The following sets forth information on the fees paid by us to Crowe Chizek and Company LLC for 2007 and 2006.

	2007	2006
Audit fees	$233,649	$189,150
Audit-related fees	—	—
Tax fees	—	16,800

Subtotal	233,649	205,950
All other fees	4,925	5,000

Total fees	$238,574	$210,950

Services Provided by Crowe Chizek and Company LLC

All services rendered by Crowe Chizek and Company LLC (“Crowe Chizek”) in 2007 and 2006 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. (The Audit Committee’s pre-approval policy with respect to non-audit services is set forth as Appendix A to this proxy statement.) Pursuant to SEC rules, the fees paid to Crowe Chizek for services are disclosed in the table above under the categories listed below.

1) Audit Fees—These are fees for professional services performed for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2) Audit-Related Fees—These are fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. No such services were performed in 2007 or 2006.

3) Tax Fees—These are fees for professional services performed by Crowe Chizek with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for us and our consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items. Prior to 2006, Crowe Chizek performed these services for us. Effective with terminating KPMG LLP as our independent auditors and appointing Crowe Chizek early in 2006, we engaged a separate independent accounting firm that performs all of our tax related work previously performed by Crowe Chizek. In 2006, we made payments totaling $16,800 to Crowe Chizek for 2005 tax related work.

4) All Other Fees—These are fees for other permissible work performed by Crowe Chizek that do not meet the above category descriptions.

These services are actively monitored (both as to spending level and work content) by our Audit Committee to maintain the appropriate objectivity and independence in the core work of Crowe Chizek, who are the auditors of our consolidated financial statements.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals of our shareholders intended to be presented at our 2009 Annual Meeting of Shareholders must be received by us at our principal executive office on or before December 1, 2008, in order to be included in our proxy statement and form of proxy relating to the 2009 Annual Meeting of Shareholders.

SECTION 16(a) REPORTING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of CenterState common stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. To our knowledge, based solely upon a review of forms furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2007, all Section 16(a) filings applicable to our officers and directors were complied with in a timely fashion, except for the following. Director Bryan W. Judge filed a Form 5 on January 22, 2008 whereby he disclosed he had inadvertently failed to timely report the following four purchases: June 2, 2005 purchase of 10,000 shares, May 1, 2007 purchase of 9,400 shares, November 5, 2007 purchase of 750 shares, and November 12, 2007 purchase of 220 shares. Director Maxwell and Executive Office White filed late Form 4 reports as listed below.

Name of Section 16(a) filer	purchase or sale	number of shares	number of days late
Director Lawrence W. Maxwell	purchase	1,000	2
	purchase	1,941	2
	purchase	500	1
	purchase	2,200	1
	purchase	7,200	3
	purchase	700	3
	purchase	5,600	2
	purchase	900	1

Executive Officer Thomas E. White	purchase	1,200	1
	sale	3,100	1

OTHER INFORMATION

Proxy Solicitation

The cost of soliciting proxies for the Annual Meeting will be paid by us. In addition to solicitation by use of the mail, proxies may be solicited by our directors, officers, and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made to furnish copies of proxy materials to custodians, nominees, fiduciaries and brokerage houses for forwarding to beneficial owners of CenterState common stock. Such persons will be paid for reasonable expenses incurred in connection with such services.

Miscellaneous

Our management does not know of any matters to be brought before the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy and acting thereunder will vote on such matters in accordance with the recommendation of our Board of Directors.

Upon the written request of any person whose proxy is solicited by this proxy statement, we will furnish to such person without charge (other than for exhibits) a copy of our Annual Report on Form 10-K for its fiscal year ended December 31, 2007, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Written requests may be made to CenterState Banks of Florida, Inc., 1101 First Street South, Suite 202, Winter Haven, FL 33880, Attention: James J. Antal.

Appendix A

CENTERSTATE BANKS OF FLORIDA, INC.

PRE-APPROVAL POLICY

AUDIT AND NON-AUDIT SERVICES

I. Statement of Principles

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations.

II. Delegation

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual Audit service engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee has pre-approved the Audit services listed in Appendix I. All other Audit services not listed in Appendix II must be separately pre-approved by the Audit Committee.

IV. Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved the Audit-related services listed in Appendix II. All other Audit-related services not listed in Appendix II must be separately pre-approved by the Audit Committee.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved the Tax services listed in Appendix III. All Tax services involving large and complex transactions not listed in Appendix III must be separately pre-approved by the Audit Committee.

VI. All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has pre-approved the All Other services listed in Appendix IV. Permissible All Other services not listed in Appendix IV must be separately pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audited services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

VIII. Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor will provide detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided.

IX. Procedures

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, or any other designated officer, and must include a joint statement as to whether, in their view, the request of application is consistent with the SEC’s rules on auditor independence.

Appendix I

Pre-Approval Policy for Audit and Non-Audit Services

Service—Audit and 10Q’s	Range of Fees
Statuary audits or financial audits for subsidiaries or affiliates of the Company Audit of Internal Control over financial reporting (SOX 404)

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)

Appendix II

Pre-Approval Policy for Audit and Non-Audit Services

Service—Other	Range of Fees
Due diligence services pertaining to potential business acquisitions/dispositions

Financial statement audits of employee benefit plans

Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters

Internal control reviews and assistance with internal control reporting requirement

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)

Attest services not required by statute or regulation

Appendix III

Pre-Approval Policy for Audit and Non-Audit Services

Service—Tax	Range of Fees
U. S. federal, state and local tax planning and advice

U. S. federal, state and local tax planning and advice—Statutory Trust I

U. S. federal, state and local tax compliance

International tax planning and advice

International tax compliance

Review of federal, state, local and international income, franchise, and other tax returns

Licensing (or purchase) of income tax preparations software from the independent auditor, provided the functionally is limited to preparations of tax returns

Tax consulting services with respect to such matters that may arise as listed in the engagement letter

•

Licensing or purchasing income tax preparation software is permitted, so long as the functionality is limited to preparation of tax returns. If the software performs additional functions, each function must be evaluated separately for its potential effect on the auditor’s independence

Appendix IV

Pre-Approval Policy for Audit and Non-Audit Services

Service—Miscellaneous	Range of Fees

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statement of the audit client*

•	Financial information systems design and implementation*

•	Appraisal or valuation services, fairness opinions or contributions-in-kind reports*

•	Actuarial services*

•	Internal audit outsourcing services*

•	Management functions

•	Human resources

•	Broker-dealer, investment advisor or investment banking services

•	Legal services

•	Expert service unrelated to the audit

*	Provision of these non-audits services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materially is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures because determining materially is itself a matter of audit judgment.

CENTERSTATE BANKS OF FLORIDA, INC.

REVOCABLE PROXY

ANNUAL MEETING, APRIL 29, 2008

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2008.

The undersigned hereby appoints Lawrence W. Maxwell and George H. Carefoot, or either of them with individual power of substitution, proxies to vote all shares of the common stock of CenterState Banks of Florida, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida, 33881, on Tuesday, April 29, 2008, at 10:00 a.m., and at any adjournment thereof.

SAID PROXIES WILL VOTE ON THE PROPOSAL SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED BELOW. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, SAID PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

1.	ELECTION OF DIRECTORS

☐	FOR the election of directors of all nominees listed below (except as marked to the contrary below)	or	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

JAMES H. BINGHAM	G. ROBERT BLANCHARD, JR.	TERRY W. DONLEY
FRANK M. FOSTER, JR.	BRYAN W. JUDGE	SAMUEL L. LUPFER
LAWRENCE W. MAXWELL	RULON D. MUNNS	G. TIERSO NUNEZ II
THOMAS E. OAKLEY	ERNEST S. PINNER	J. THOMAS ROCKER
GAIL GREGG-STRIMENOS

(INSTRUCTION: To withhold authority to vote for any of the above listed nominees, please strike a line through that individual’s name)

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SHARES

DATED: , 2008

Signature

Signature if held jointly

Please print or type your name

☐	Please mark here if you intend to attend the Annual Meeting of Shareholders.